Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Gary Qualmann	Bob Lentz
	(614) 409-4832	(614) 876-1900
AirNet Systems, Inc. Announces Second Quarter 2005 Results
COLUMBUS, Ohio – August 11, 2005 — AirNet Systems, Inc. (NYSE: ANS) today reported total net revenues increased 18.4% to $49.9 million for the three months ended June 30, 2005 compared to $42.1 million for the same period last year. The $7.8 million increase in total net revenues versus the second quarter 2004 is attributable to a $4.9 million increase in Passenger Charter services revenues, and a $3.0 million increase in Delivery Services revenues which included $2.3 million of additional fuel surcharges. Income before income taxes increased to $2.8 million for the second quarter 2005 from a loss of $0.2 million for the second quarter 2004.
Net income was $2.1 million, or $0.20 per diluted share, for the second quarter 2005 compared to a net loss of $0.1 million, or $0.01 per diluted share, for the same period a year ago.
Second Quarter 2005 Results
Delivery Services
Bank services revenues increased to $28.8 million for the second quarter 2005 from $26.2 million for the same period last year. Higher fuel surcharge revenues ($1.7 million more than for the second quarter 2004) coupled with revenue from an additional flying day during the quarter was partially offset by a 3% decline in the volume of cancelled checks transported during the second quarter 2005 versus the prior year.
Express services revenues rose to $12.4 million for the second quarter 2005 from $12.1 million a year ago. Fuel surcharge revenues were $1.0 million for the second quarter 2005 compared to $0.4 million for the same period last year. Express services revenues were 30.1% of total Delivery Services revenues for the second quarter 2005 compared to 31.5% for the second quarter 2004.
Passenger Charter Services
Passenger Charter services revenues increased to $8.5 million for the second quarter 2005 from $3.6 million for the same period last year, benefiting from additional aircraft and an 82% increase in hours flown during the quarter. Jetride, Inc., a wholly-owned subsidiary, operated 16 aircraft, 9 owned and 7 managed, at June 30, 2005, compared to 14 aircraft, 10 owned and 4 managed, on the same date in 2004. Passenger Charter services revenues rose to 17.0% of total net revenues for the second quarter 2005 from 8.6% for the same period in 2004.
Costs and Expenses
The Company’s total costs and expenses were $46.0 million for the second quarter 2005 compared to $41.9 million for the same period last year. Passenger Charter services represented $3.7 million, or 89%, of the increase in the Company’s second quarter 2005 costs and expenses versus the prior year. The Company’s results reflected a $1.4 million net decline in depreciation expense primarily attributable to the third quarter 2004 impairment charge, which reduced the value of the aircraft in the Company’s cargo fleet. Aircraft maintenance expense was $4.8 million for the second quarter 2005 or $1.1 million above the same period last year, primarily due to the expansion of Jetride’s passenger charter fleet and additional maintenance for AirNet’s cargo fleet. Travel, training and other expenses increased approximately $1.5 million to $3.7 million for the second quarter 2005 compared to the second quarter 2004 primarily due to the increase in fees paid to managed aircraft owners as a result of the increase in the number and use of managed aircraft by the Company’s Passenger Charter services.
Interest expense was $1.0 million for the second quarter 2005 versus $0.4 million for the same period last year due to the higher amount of debt outstanding to primarily finance the larger fleet of Passenger Charter aircraft.
Six Month Results
Total net revenues increased 20.8% to $99.8 million for the six months ended June 30, 2005 from $82.6 million for the same period last year. Bank Services revenues improved to $56.1 million for the first six months of 2005 principally due to a $2.8 million increase in fuel surcharges, which offset a decline in revenue due to lower shipment volume. Express Services revenues rose to $25.5 million for the first half of 2005 from $22.9 million for the same period in 2004. Passenger Charter Services revenues increased to $17.8 million for the first six months of 2004 compared with $7.3 million for the same period a year ago.
Total costs and expenses were $92.1 million for the six months ended June 30, 2005 versus $81.5 million for the prior year. This increase was principally due to higher fuel costs ($5.5 million), aircraft maintenance expense ($3.3 million), and travel, training and other expenses ($2.4 million), which includes increased fees paid to managed aircraft owners as a result of the increase in the number and use of managed aircraft by Passenger Charter services. Depreciation declined 26.9% to $7.3 million primarily as a result of the third quarter 2004 impairment charge for the Company’s cargo airline. Approximately 77% of the increase in costs and expenses for the six months ended June 30, 2005 was directly related to growth in Passenger Charter services.
Net income was $3.6 million for the six months ended June 30, 2005, or $0.35 per diluted share, versus $0.2 million, or $0.02 per diluted share, for the same period in 2004.
Company Marketing Process
The Company has received initial responses from interested parties based on the marketing process initiated in May 2005, which is being led by Brown, Gibbons, Lang & Company (“BGL”), the Company’s exclusive financial advisor and investment banker. The Company and BGL are currently assisting these parties in evaluating the Company’s Delivery services and Passenger Charter services businesses. During the marketing process, the Company continues to pursue growth opportunities in its Delivery Services and Passenger Charter businesses.
AirNet Systems, Inc.
AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company operated a total of 129 aircraft, 113 for its cargo airline and 16 for its passenger charter airline at June 30, 2005, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; disruptions to operations due to adverse weather conditions, air traffic-control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluation of our business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the sections captioned “Forward-looking statements” and “Risk factors” in Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

In thousands, except per share data	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

NET REVENUES
Delivery services, net of excise tax:
Bank services	$28,845	$26,230	$56,138	$52,062
Express services	12,428	12,083	25,533	22,881

Total delivery services revenues	41,273	38,313	81,671	74,943

Passenger charter services	8,499	3,616	17,827	7,253
Aviation services and other operations	117	211	284	415

Total net revenues	49,889	42,140	99,782	82,611

COSTS AND EXPENSES
Wages and benefits	6,194	6,251	12,398	12,123
Aircraft fuel	8,921	6,186	17,175	11,722
Aircraft maintenance	4,782	3,690	10,169	6,881
Contracted air costs	3,826	3,127	7,094	6,198
Ground courier	7,642	7,887	15,531	15,029
Depreciation	3,628	5,050	7,270	9,939
Insurance, rent and landing fees	2,326	2,638	5,136	5,202
Travel, training and other	3,746	2,264	6,941	4,536
Selling, general and administrative	4,974	4,842	10,461	9,562
Net (gain) loss on disposition of assets	(2)	(3)	(52)	289

Total costs and expenses	46,037	41,932	92,123	81,481

Income from operations	3,852	208	7,659	1,130
Interest expense	1,024	407	1,879	774

Income (loss) before income taxes	2,828	(199)	5,780	356
Provision (benefit) for income taxes	774	(86)	2,209	153

Net income (loss)	$2,054	$(113)	$3,571	$203

Net income (loss) per share — basic and diluted	$0.20	$(0.01)	$0.35	$0.02

See notes to condensed consolidated financial statements
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